EXHIBIT 99.1

News

For Immediate Release
Contacts:
Tor Constantino	Tom Kinsley
Media Relations	Investor Relations
+1.484.567.6732	+1.203.448.4691
tconstantino@us.imshealth.com	tkinsley@imshealth.com

IMS Health Offer to Purchase Cegedim’s Information Solutions and CRM Businesses Approved by Cegedim Board

DANBURY, CT, October 17, 2014 – IMS Health (NYSE:IMS) today announced that following successful completion of works council information and consultation requirements in certain countries, the Cegedim Board of Directors has approved IMS Health’s offer to acquire certain Cegedim information solutions and Customer Relationship Management (CRM) businesses, and a definitive purchase agreement has been executed. The proposed transaction, announced on June 24, 2014, is subject to customary regulatory and other closing conditions. IMS Health expects to close the transaction in early 2015.

Forward-looking Statements

This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements we make regarding completion and expected benefits from the proposed acquisition of Cegedim’s information solutions and CRM businesses. The words “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to, the successful completion of the transaction and our ability to successfully integrate Cegedim’s information solutions and CRM businesses, and the factors set forth in the “Risk Factors” section of our registration statement on Form S-1 on file with the SEC, our Form 10-Q for the period ending June 30, 2014 and any subsequent SEC filings. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, and you should not rely on those statements as representing our views as of any date subsequent to the date of this press release.

About IMS Health

IMS Health is a leading global information and technology services company providing clients in the healthcare industry with comprehensive solutions to measure and improve their performance. By applying sophisticated analytics and proprietary application suites hosted on the IMS One intelligent cloud, the company connects more than 10 petabytes of complex healthcare data on diseases, treatments, costs and outcomes to help its clients run their operations more efficiently. Drawing on information from 100,000 suppliers, and on insights from more than 45 billion healthcare transactions processed annually, IMS Health’s approximately 10,000 employees drive results for healthcare clients globally. Customers include pharmaceutical, consumer health and medical device manufacturers and distributors, providers, payers, government agencies, policymakers, researchers and the financial community.

As a global leader in protecting individual patient privacy, IMS Health uses anonymous healthcare data to deliver critical, real-world disease and treatment insights. These insights help biotech and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders to identify unmet treatment needs and understand the effectiveness and value of pharmaceutical products in improving overall health outcomes. Additional information is available at www.imshealth.com.